Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-190526) of RMG Networks Holding Corporation of our report dated March 31, 2014, relating to the consolidated financial statements, which appears on page 38 of this annual report on Form 10-K for the year ended December 31, 2013.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 31, 2014